Mr. Dean Richard Marks and Mr. Miguel Angel de Anquin agree to vote their equity interest in Premier Power Renewable Energy Inc. on all issues that stockholder's vote was required, in concert. This agreement includes voting in concert for such matters regarding administration, financial decision and election of officers and directors, but is not limited to only those items.

If Mr. Marks and Mr. de Anquin could not agree on how to vote their combined interest, then Mr. Marks is allowed to vote both his and Mr. de Anquin's equity interest. Mr. de Anquin knowingly waivers any right he may have to object to Mr. Marks voting of their combined equity interest.

This agreement was entered in to on January 2nd, 2006.

Dean Richard Marks

Miguel A. de Anquin